Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Second Quarter 2009 Financial Results;
Company Continues to Achieve Pipeline Progress with Strengthened Cash Position
South San Francisco, California — July 30, 2009 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ended June 30, 2009 and presented an update on recent clinical and corporate progress.
Financial Results
The Company reported that the net loss attributable to OXiGENE for the second quarter of 2009 was $5.3 million, or $0.11 per share, compared with a net loss attributable to OXiGENE of $7.0 million, or $0.25 per share, for the same period in 2008.
For the six-month period ended June 30, 2009, the net loss attributable to OXiGENE was $10.8 million, or $0.24 per share, compared to a net loss attributable to OXiGENE of $12.5 million, or $0.44 per share, for the comparable period in 2008.
The consolidated net loss, which includes the costs and expenses of Symphony ViDA, Inc. for the fiscal 2009 periods was $8.0 million for the three month period ended June 30, 2009 compared with a net loss of $7.0 million, for the same period in 2008 and was $14.5 million for the six month period ended June 30, 2009 compared with a net loss of $12.5 million, for the same period in 2008.
The increase in loss is driven primarily by a higher level of clinical development activities, including the continued enrollment of the FACT (fosbretabulin in anaplastic cancer of the thyroid) pivotal registration study, the FALCON (fosbretabulin in advanced lung oncology) study, and the initiation of the FAVOR (fosbretabulin against vasculopathy of the retina/choroid) study, as well as the management of other ongoing clinical trials and drug development activities.
At June 30, 2009, OXiGENE had cash, cash equivalents and marketable securities of approximately $20.8 million of which $12.6 million were held by Symphony ViDA compared with approximately $33.6 million, of which $14.6 million were held by Symphony ViDA at December 31, 2008. In July 2009, OXiGENE completed two transactions that positively affected the Company’s cash resources. The Company exercised its option to acquire all of the equity of Symphony ViDA, Inc. in exchange for 10 million newly-issued shares of OXiGENE common stock. As a result of this option exercise, the Company reacquired the rights to the ZYBRESTAT for Ophthalmology and OXi4503 programs and the approximately $12.4 million in cash and marketable
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securities held by Symphony ViDA at the time of closing the transaction. The Company also closed a registered direct offering of 6,250,000 units of its common stock and warrants at a price of $1.60 per unit resulting in gross proceeds of approximately $10 million. On a proforma basis, these transactions combined result in an increase in the Company’s cash, cash equivalents and marketable securities balance to $30.0 million and an increase in common shares outstanding to 62.5 million.
“By all measures, OXiGENE has delivered a strong and successful performance in the quarter and year-to-date, highlights of which include positive data presented at major oncology meetings, marked progress in all drug development programs, enhancement of our management team, and the fortification of our balance sheet,” commented John Kollins, OXiGENE Chief Executive Officer. “We intend to continue to build upon our leadership position in the vascular disrupting agent field by advancing our three key drug development programs, ZYBRESTAT for oncology, OXi4503, and ZYBRESTAT for ophthalmology, to value inflection points in the second half of this year and the first part of 2010.”
Additional Second Quarter Highlights
•	In June, the Company presented positive data from an investigator-sponsored Phase 2 study of patients with platinum-resistant ovarian cancer at the annual meeting of the American Society of Clinical Oncology (ASCO). Of 44 patients enrolled in the study, 11 (25%) had confirmed partial responses as determined by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional 4 patients had unconfirmed partial responses, and stable disease responses were reported in an additional 16 patients. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was well-tolerated with approximately half of the patients completing all 6 cycles of therapy.

•	In April, the Company reported data at the American Association of Cancer Research (AACR) annual meeting showing that OXi4503 has pronounced antitumor activity when administered as a single agent or in combination with chemotherapy in an acute myelogenous leukemia (AML) xenograft model. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models, and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors) and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation study in patients with advanced solid tumors and a Phase Ib/IIa study in patients with hepatic tumor burden.

•	In June, the Company initiated a randomized, double-masked, placebo-controlled Phase 2 study of ZYBRESTAT for ophthalmology in patients with polypoidal choroidal vasculopathy (PCV). PCV is a form of choroidal neovascularization characterized by the growth of abnormal blood vessels in the back of the eye and is similar to wet age-related macular degeneration (AMD). Current therapies
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active against wet AMD appear to have limited benefits in patients with PCV, and OXiGENE believes the abnormal vasculature in the retina and choroid that contributes to PCV patients’ loss of vision may be susceptible to treatment with ZYBRESTAT.

•	Enrollment in the FALCON trial, a randomized, controlled study evaluating ZYBRESTAT, bevacizumab and chemotherapy as a first-line treatment for non-small cell lung cancer, continues to progress, and the Company is on track to report interim data later this year, with final data expected in 2010. The data from this study will represent the first randomized, controlled data from a study of ZYBRESTAT in oncology.

•	The Company announced the appointment of Peter J. Langecker, MD, PhD, as Executive Vice President and Chief Development Officer to oversee the development of OXiGENE’s drug candidates, ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Dr. Langecker has more than 20 years of experience in successfully developing both oncology drugs and biological products.
Conference Call Today
Members of OXiGENE’s management team will review first quarter results via a webcast and conference call today at 10:00 a.m. EDT (7:00 a.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing 888-204-4517 in the United States and Canada, and 913-312-0714 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 1:00 p.m. EDT, (10:00 a.m. PDT) on July 30, 2009 and ending at midnight EDT (9:00 p.m. PDT) on Thursday, August 13, 2009. To access the replay, please dial (888) 203-1112 if calling from the United States or Canada, or (719) 457-0820 from international locations. Please refer to replay pass code 6002745.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian
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cancer and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated activity, and the Company’s objective is to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical studies for the treatment of solid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation study in patients with advanced solid tumors and as a monotherapy in a phase 1b/2a dose-escalation study in patients with solid tumors with hepatic involvement.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, timing for receipt of interim data from the randomized, controlled phase 2 trial of ZYBRESTAT in non-small cell lung cancer; timing for receipt of interim data from the pivotal trial of ZYBRESTAT in anaplastic thyroid cancer; timing for receipt of data from the phase 2 trial of ZYBRESTAT in polypoidal choroidal vasculopathy; timing for receipt of data from the trial of OXi5403 in hepatic tumors, timing of the IND filing and Phase 1 trial initiation for topical ZYBRESTAT, timing or execution of a strategic collaboration on any product or indication, and cash utilization rate for 2009. Additional information
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concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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2Q 2009 OXGN Results
July 30, 2009

OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000’s)
(Unaudited)

	June 30,	December 31,
	2009	2008
Assets

Cash, cash equivalents and marketable securities	$8,185	$18,918
Marketable securities held by Symphony ViDA, Inc.	12,626	14,663
License agreement	532	581
Other assets	1,101	869

Total assets	$22,444	$35,031

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$7,588	$5,826
Derivative liabilty	225	466
OXiGENE, Inc. stockholders’ equity	8,916	19,307
Non controlling interest	5,715	9,432

Total liabilities and stockholders’ equity	$22,444	$35,031

2Q 2009 OXGN Results
July 30, 2009

OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Costs and expenses:

Research and development	$5,813	$5,176	$10,481	$8,865
General and administrative	2,362	2,023	4,327	4,070

Total costs and expenses	8,175	7,199	14,808	12,935

Operating loss	(8,175)	(7,199)	(14,808)	(12,935)

Investment income	18	158	70	445
Other expense, net	191	(7)	197	(2)

Consolidated net loss	$(7,966)	$(7,048)	$(14,541)	$(12,492)

Loss attributed to non controlling interest	$(2,693)	$—	$(3,717)	$—

Net loss attributed to OXiGENE, Inc.	$(5,273)	$(7,048)	$(10,824)	$(12,492)

Basic and diluted net loss per share attributed to OXiGENE, Inc.common shares	$(0.11)	$(0.25)	$(0.24)	$(0.44)

Weighted average number of common shares outstanding	46,014	28,258	46,011	28,164